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                                                                EXHIBIT 11.1



                             COLORADO MEDTECH, INC.

         STATEMENT RE: COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                       FOR THE YEAR ENDED JUNE 30, 1996



NET INCOME                                                 $ 1,596,602

Interest income from investment of proceeds from assumed
 exercise of options/warrants in excess of proceeds used
 to repurchase outstanding shares (see below), net of
 income taxes (investment assumed to be made in U.S.
 government securities)                                        180,106
                                                           -----------
ADJUSTED NET INCOME                                        $ 1,776,708
                                                           -----------
                                                           -----------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   6,901,762

PLUS-Common stock equivalents                                5,171,292

LESS-Use of proceeds from assumed exercise of options/
 warrants to repurchase outstanding shares at the yearend
 market price not to exceed 20% of the outstanding shares   (1,380,352)
                                                           -----------

ADJUSTED WEIGHTED COMMON SHARES OUTSTANDING                 10,692,702
                                                           -----------
                                                           -----------
FULLY DILUTED NET INCOME PER SHARE                         $       .17
                                                           -----------
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